UNITED STATES OF AMERICA
BEFORE THE
BOARD OF GOVERNORS OF THE FEDERAL RESERVE SYSTEM
WASHINGTON, D.C.

Written Agreement by and between PACIFIC COAST NATIONAL BANCORP San Clemente, California and FEDERAL RESERVE BANK OF SAN FANCISCO San Francisco, California	Docket No. 09-160-WA/RB-HC

WHEREAS, Pacific Coast National Bancorp, San Clemente, California (“Bancorp”), a registered bank holding company, owns and controls Pacific Coast National Bank, San Clemente, California (the “Bank”), a national bank;
WHEREAS, it is the common goal of Bancorp and the Federal Reserve Bank of San Francisco (the “Reserve Bank”) to maintain the financial soundness of Bancorp so that Bancorp may serve as a source of strength to the Bank;
WHEREAS, Bancorp and the Reserve Bank have mutually agreed to enter into this Written Agreement (the “Agreement”); and
WHEREAS, on November 4, 2009, the board of directors of Bancorp, at a duly constituted meeting, adopted a resolution authorizing and directing Denny Lindeman to enter into this Agreement on behalf of Bancorp, and consenting to compliance with each and every provision of this Agreement by Bancorp and its institution-affiliated parties, as defined in sections 3(u) and 8(b)(3) of the Federal Deposit Insurance Act, as amended (the “FDI Act”)

(12 U.S.C. §§ 1813(u) and 1818(b)(3)).

NOW, THEREFORE, Bancorp and the Reserve Bank agree as follows:

Dividends

1.            (a)           Bancorp shall not declare or pay any dividends without the prior written approval of the Reserve Bank and the Director of the Division of Banking Supervision and Regulation (the “Director”) of the Board of Governors of the Federal Reserve System (the “Board of Governors”).
(b)           Bancorp shall not directly or indirectly take dividends or any other form of payment representing a reduction in capital from the Bank without the prior written approval of the Reserve Bank.
(c)           All requests for prior approval shall be received by the Reserve Bank at least 30 days prior to the proposed dividend declaration date. All requests shall contain, at a minimum, current and projected information on Bancorp’s capital, earnings, and cash flow; the Bank’s capital, asset quality, earnings, and allowance for loan and lease losses (“ALLL”); and identification of the sources of funds for the proposed payment. For requests to declare or pay dividends, Bancorp must also demonstrate that the requested declaration or payment of dividends is consistent with the Board of Governors’ Policy Statement on the Payment of Cash Dividends by State Member Banks and Bank Holding Companies, dated November 14, 1985 (Federal Reserve Regulatory Service, 4-877 at page 4-323).
Debt and Stock Redemption

2.            (a)           Bancorp shall not, directly or indirectly, incur, increase, or guarantee any debt without the prior written approval of the Reserve Bank. All requests for prior written approval shall contain, but not be limited to, a statement regarding the purpose of the debt, the terms of the debt, and the planned source(s) for debt repayment, and an analysis of the cash flow resources available to meet such debt repayment.
(b)            Bancorp shall not, directly or indirectly, purchase or redeem any shares of its stock without the prior written approval of the Reserve Bank.
Compliance with Laws and Regulations

3.            (a)           In appointing any new director or senior executive officer, or changing the responsibilities of any senior executive officer so that the officer would assume a different senior executive officer position, Bancorp shall comply with the notice provisions of section 32 of the FDI Act (12 U.S.C. § 1831i) and Subpart H of Regulation Y of the Board of Governors (12 C.F.R. §§ 225.71 et seq.).
(b)            Bancorp shall comply with the restrictions on indemnification and severance payments of section 18(k) of the FDI Act (12 U.S.C. § 1828(k)) and Part 359 of the Federal Deposit Insurance Corporation’s regulations (12 C.F.R. Part 359).
Progress Reports

4.            Within 30 days after the end of each calendar quarter following the date of this Agreement, the board of directors shall submit to the Reserve Bank written progress reports detailing the form and manner of all actions taken to secure compliance with the provisions of this Agreement and the results thereof, and a parent company only balance sheet, income statement, and, as applicable, a report of changes in stockholders’ equity.

Communications

5.            All communications regarding this Agreement shall be sent to:

(a)      Mr. Kevin Zerbe
Vice President
Federal Reserve Bank of San Francisco
101 Market Street, Mail Stop 920
San Francisco, California 94105

(b)      Mr. Dennis Lindeman
Chairman of the Board
Pacific Coast National Bancorp
905 Calle Amanecer, Suite 100
San Clemente, California 92673

Miscellaneous

6.            Notwithstanding any provision of this Agreement, the Reserve Bank may, in its sole discretion, grant written extensions of time to Bancorp to comply with any provision of this Agreement.
7.            The provisions of this Agreement shall be binding upon Bancorp and its institution-affiliated parties, in their capacities as such, and their successors and assigns.
8.            Each provision of this Agreement shall remain effective and enforceable until stayed, modified, terminated, or suspended in writing by the Reserve Bank.
9.            The provisions of this Agreement shall not bar, estop, or otherwise prevent the Board of Governors, the Reserve Bank, or any other federal or state agency from taking any other action affecting Bancorp, the Bank, or any of their current or former institution-affiliated parties and their successors and assigns.

10.            Pursuant to section 50 of the FDI Act (12 U.S.C. § 183 1aa), this Agreement is enforceable by the Board of Governors under section 8 of the FDI Act (12 U.S.C. § 1818).

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the 5th day of November, 2009.

PACIFIC COAST NATIONAL BANCORP	FEDERAL RESERVE BANK OF SAN FANCISCO

By: /s/ Dennis C. Lindeman                                                  By:  /s/  Kevin Zerbe
       Dennis C. Lindeman                                                                                            Kevin Zerbe
       Chairman                                                                                                            Vice President